Exhibit 99.1

Press Release

Gulfport Energy Corporation Prices $600 Million Offering of 6.375% Senior Notes

OKLAHOMA CITY (December 15, 2016) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) today announced that it has priced at par an offering of $600 million aggregate principal amount of its 6.375% Senior Notes due 2025 (the “Notes”). The Notes are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will be issued under a new indenture and will rank equally with Gulfport’s previously issued senior notes and other senior indebtedness. The Notes offering is expected to close on December 21, 2016, subject to customary closing conditions. Net proceeds to Gulfport from the sale of the Notes will be approximately $591 million. Gulfport expects to use the net proceeds of the Notes offering, together with the net proceeds from its concurrent equity offering, (i) primarily to fund the cash portion of the purchase price for its previously announced pending acquisition of certain assets of Vitruvian II Woodford, LLC and (ii) for general corporate purposes, which may include the funding of a portion of its capital development plans. If the pending acquisition is not consummated, or to the extent that the purchase price is reduced due to a purchase price adjustment under the related purchase agreement, Gulfport intends to use any such proceeds for general corporate purposes, including the funding of a portion of its capital development plans.

The Notes will be general unsecured senior obligations of Gulfport, will be guaranteed on a senior unsecured basis by certain of Gulfport’s subsidiaries and will pay interest semi-annually.

The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contacts:

Paul K. Heerwagen IV – Vice President, Corporate Development

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills – Manager, Investor Relations and Research

jwills@gulfportenergy.com

405-242-4421